Exhibit 10.60
CHROMADEX CORPORATION

AMENDED AND RESTATED INCENTIVE COMPENSATION RECOUPMENT POLICY

1.INTRODUCTION

The Board of Directors (the “Board”) of ChromaDex Corporation (the “Company”) has determined that it is in the best interests of the Company to adopt this Amended and Restated Incentive Compensation Recoupment Policy (the “A&R Policy”), which amends and restates the Company’s Incentive Compensation Recoupment Policy adopted April 16, 2020 (the “Prior Policy”) in its entirety, and which provides for the Company’s recoupment of certain Incentive Compensation (as defined below) paid to Covered Persons (as defined below) of the Company under certain circumstances. The Board may delegate determinations to be made under the Policy to a committee of the Board (the “Committee”), and the Board and any such authorized Committee are collectively referred to in this Policy as the “Board”.

This Policy shall be administered by the Board and, except as specifically provided herein, the Board shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The Board may amend or terminate this Policy at any time.

2.EFFECTIVE DATE

The Prior Policy, as adopted as of April 16, 2020, applies to all Incentive Compensation paid or awarded on or after the initial date of adoption of the Prior Policy, as and to the extent permitted by applicable law. The A&R Policy, as amended and restated as of November 7, 2023, applies to all Incentive Compensation paid or awarded on or after October 2, 2023, as and to the extent permitted by applicable law.

3.DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Covered Person” means a current or former employee of the Company who (i) is or was designated as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, by the Board, or (ii) is designated as being on the Company’s Executive Leadership Team, as determined by the Board.

“Incentive Compensation” means any of the following cash or non-cash incentive compensation that is awarded to a Covered Person: cash bonuses and other cash incentives (whether short-term or long-term, and whether paid on a current or deferred basis), restricted stock units, restricted stock, stock options, stock appreciation rights, performance shares, performance units and other cash or non-cash incentive compensation, in each case, paid or awarded pursuant to any incentive plan or arrangement maintained, contributed to or sponsored by the Company and its affiliates, as each may be amended from time to time.

“Misconduct” means any of the following that causes or could reasonably be expected to cause material harm to the Company: (1) commission of a felony, commission of an act of fraud, or willful commission of an act of moral turpitude; (2) intentional violation of a Company rule, policy or agreement; (3) willful violation of Securities and Exchange Commission rules or regulations; (4) willful misconduct or gross negligence with regard to the Company or any subsidiary of the Company; or (5) willful breach of fiduciary duty or duty of loyalty to the Company.

“Recoverable Incentive Compensation” means Incentive Compensation granted, vested or paid to a Covered Person during the 12 months preceding the date of the Triggering Event. For clarity, Incentive Compensation granted during such 12-month period but scheduled to vest or be paid in a future year shall be Recoverable Incentive Compensation.

“Triggering Event” means with respect to any Covered Person, such Covered Person’s Misconduct, as determined by the Board in good faith in its sole discretion.

4.RECOUPMENT

a.Recoupment Generally. Pursuant to the provisions of this Policy, if there is a Triggering Event, the Company may, at the discretion of the Board acting in good faith, seek recoupment of up to the full amount of the Recoverable Incentive Compensation.

b.Sources of Recoupment. To the extent permitted by applicable law, the Board, in good faith in its sole discretion, may seek recoupment from a Covered Person from any of the following sources: direct repayment of Recoverable Incentive Compensation previously paid to the Covered Person; future payments of other Incentive Compensation; and cancellation of outstanding Incentive Compensation. To the extent permitted by applicable law, the Company may also offset the recoupment amount owed to the Company against any compensation or other amounts owed by the Company to the Covered Person. Notwithstanding anything herein to the contrary and for the avoidance of doubt, unless determined otherwise by the Board in good faith in its sole discretion, with respect to each Covered Person, the excess amount subject to recoupment hereunder shall be reduced, on a dollar-for-dollar basis, by the aggregate amount of Recoverable Incentive Compensation that is successfully recovered from such Covered Person under any other plan, policy, agreement or provision of the Company relating to recoupment, clawback and/or forfeiture, including without limitation, the Company’s Dodd-Frank Clawback Policy.

c.Board Discretion Generally. In exercising its business judgment under this Policy, the Board may consider whether asserting a claim against the Covered Person may violate applicable law or prejudice the Company’s interests in any way, including in a proceeding or investigation, whether the cost of asserting a claim against the Covered Person would exceed the amount of Recoverable Incentive Compensation the Company would be likely to receive, and any other factors it deems relevant to the determination. In determining whether to seek recovery and the amount of recoupment, if any, the Board may consider the seriousness of the Misconduct and whether the Covered Person was unjustly enriched. The Board may, in its sole discretion, also reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Covered Person.

d.Board Discretion Regarding Determination of Misconduct. Determinations of whether and when Misconduct has occurred shall be made by the Board in good faith in its sole and absolute discretion independently of management, and the Board shall not be bound by determinations by management that a Covered Person has or has not met any particular standard of conduct under law or Company policy. The determination of whether Misconduct has occurred shall be made following appropriate investigation and, to the extent practicable, within a reasonable time following the occurrence of a Triggering Event; provided, however, that, in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to such Misconduct, the determination of Misconduct shall be deferred until such time as the Board determines to be appropriate.

5.SEVERABILITY

If any provision of this Policy or the application of any such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

6.NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of the Misconduct to appropriate government authorities. This Policy is in addition to and separate from the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer and from the requirements of the Company’s Dodd-Frank Clawback Policy.

7.ACKNOWLEDGEMENT BY COVERED PERSONS

The Company shall provide notice and seek written acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

CHROMADEX CORPORATION

AMENDED AND RESTATED INCENTIVE COMPENSATION RECOUPMENT POLICY

Covered Person Acknowledgment

I, _______________________, acknowledge that I am a “Covered Person” as defined in the ChromaDex Corporation (the “Company”) Amended and Restated Incentive Compensation Recoupment Policy (the “Policy”) to which this Covered Person Acknowledgment is appended, and that the Policy applies to me as a Covered Person under the Policy. I affirm that I have received, and have read and familiarized myself with, the Policy, and that I accept and agree to be subject to the terms and conditions of the Policy, including any amendment thereto. If the Company’s Board of Directors, or an authorized committee thereof (e.g., the Compensation Committee) determines that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company pursuant to the Policy, I will promptly take any and all actions necessary to effectuate such forfeiture and/or reimbursement.

_________________________________            ________________________
(Signature of Covered Person)                (Date)
Name:
Title:

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